FORM 5

/ /  Check box if no longer                             OMB APPROVAL
     subject to Section 16.                         OMB NUMBER: 3235-0362
     Form 4 or Form 5                             EXPIRES: DECEMBER 31, 2001
     obligations may continue.                     ESTIMATED AVERAGE BURDEN
     See Instruction 1(b)                           HOURS PER RESPONSE 1.0

/X/  Form 3 Holdings Reported

/ /  Form 4 Transactions Reported

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

              ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

1.   Name and Address of Reporting Person*

     Lam                            Sara
     (Last)                         (First)                   (Middle)

     11863 Wimbledon Circle, #418
     (Street)

     Wellington                     FL                        33414
     (City)                         (State)                   (Zip)

2.   Issuer Name and Ticker or Trading Symbol

     Newport International Group Inc. (Common Stock: No Trading Symbol)

3.   IRS or Social Security Number of Reporting Person (Voluntary)

4.   Statement for Month/Year

     12/01

5.   If Amendment, Date of Original (Month/Year)

6.   Relationship of Reporting Person(s) to Issuer (Check all applicable)

     ( X )  Director                              ( X )  10% Owner
     (   )  Officer (give title below)            (   )  Other (specify below)

7.   Individual or Joint/Group Filing (Check applicable line)

     ( X )  Form filed by One Reporting Person
     (   )  Form filed by More than One Reporting Person

* If Form is filed by more than one Reporting Person, see Instruction 4(b)(v).

                           (Print or Type Responses)                    Page 1

Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Title of Security                  2.  Transaction Date
    (Instr. 3)                             (Month/Day/Year)
_______________________________________  _______________________

a.  Common Stock, par value $.0001
_______________________________________  _______________________

b.  Common Stock, par value $.0001
_______________________________________  _______________________

c.
_______________________________________  _______________________

d.
_______________________________________  _______________________

e.
_______________________________________  _______________________

f.
_______________________________________  _______________________

3.  Transaction  4.  Securities Acquired (A) or
     Code                 Disposed of (D)
     (Instr. 8)           (Instr. 3, 4 and 5)
                     ___________________________________________

                         Amount      (A) or (D)      Price
___________________  _____________  _____________  _____________

a.
___________________  _____________  _____________  _____________

b.
___________________  _____________  _____________  _____________

c.
___________________  _____________  _____________  _____________

d.
___________________  _____________  _____________  _____________

e.
___________________  _____________  _____________  _____________

f.
___________________  _____________  _____________  _____________

5.  Amount of Securities        6. Ownership Form:  7. Nature of Indirect
    Beneficially Owned             Direct (D) or       Beneficial Ownership
    at End of Issuer's Fiscal      Indirect (I)        (Instr. 4)
    Year                           (Instr. 4)
    (Instr. 3 and 4)
_______________________________  __________________  _______________________

a.  1,175,000                      D
_______________________________  __________________  _______________________

b.  3,525,000                      I                   Owned by daughter
_______________________________  __________________  _______________________

c.
_______________________________  __________________  _______________________

d.
_______________________________  __________________  _______________________

e.
_______________________________  __________________  _______________________

f.
_______________________________  __________________  _______________________

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

                           (Print or Type Responses)                    Page 2

     Table II - Derivative Securities Acquired, Disposed of, or
                             Beneficially Owned
                (e.g, puts, calls, warrants, options, convertible securities)

1. Title of     2. Conver-    3. Transac- 4. Transac-   5. Number of
   Derative        sion or       sion        sion          Derivative
   Security        Exercise      Date        Code          Securities
   (Instr. 3)      Price         (Month/                   Acquired (A) or
                   of            Day/        (Instr. 8)    Disposed of (D)
                   Derivative    Year)                     (Instr. 3, 4 and 5)
                   Security                                ____________________
                                                              (A)       (D)
______________  ______________  __________  _____________  _________ __________

a.
______________  ______________  __________  _____________  _________ __________

b.
______________  ______________  __________  _____________  _________ __________

c.
______________  ______________  __________  _____________  _________ __________

d.
______________  ______________  __________  _____________  _________ __________

e.
______________  ______________  __________  _____________  _________ __________

f.
______________  ______________  __________  _____________  _________ __________

6. Date Exercisable         7. Title and Amount of Underlying   8. Price of
   and Expiration              Securities                          Derivative
   Date                       (Instr. 3 and 4)                     Security
   (Month/Day/Year)                                                (Instr. 5)
_____________________________  _________________________________

   Date           Expiration      Title           Amount or
   Exercisable    Date                            Number of
                                                  Shares
_________________ ___________  _________________  ______________  _____________

a.
_________________ ___________  _________________  ______________  _____________

b.
_________________ ___________  _________________  ______________  _____________

c.
_________________ ___________  _________________  ______________  _____________

d.
_________________ ___________  _________________  ______________  _____________

e.
_________________ ___________  _________________  ______________  _____________

f.
_________________ ___________  _________________  ______________  _____________

9. Number of        10. Ownership         11. Nature of
   Derivative           of Deriva-            Indirect
   Securities           tive                  Beneficial
   Beneficially         Security:             Ownership
   Owned at             Direct (D)            (Instr. 4)
   End of Year          or Indirect
   (Instr. 4)           (I) (Instr. 4)
___________________  ____________________  _________________

a.
___________________  ____________________  _________________

b.
___________________  ____________________  _________________

c.
___________________  ____________________  _________________

d.
___________________  ____________________  _________________

e.
___________________  ____________________  _________________

f.
___________________  ____________________  _________________

Explanation of Responses:

/S/ SARA LAM                                               01/15/02
________________________________                       ________________
** Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

   Note. File three copies of this form, one of which must be manually signed.
   If space provided is insufficient, see Instruction 6 for procedure.

                           (Print or Type Responses)                    Page 3